Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-159576, 333-126215, and 333-33176) pertaining to Packaging Corporation of America Thrift Plan for Hourly Employees, Packaging Corporation of America Retirement Savings Plan for Salaried Employees, and Packaging Corporation of America 1999 Amended and Restated Long-Term Equity Incentive Plan of our report dated June 25, 2009, with respect to the financial statements and supplemental schedule of Packaging Corporation of America Retirement Savings Plan for Salaried Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Chicago, Illinois
June 25, 2009